Royal Bank of Canada	Free Writing Prospectus dated April 11, 2023 Relating to Preliminary Pricing Supplement MSELN534-AAPL, dated April 11, 2023; Registration Statement No. 333-259205; Filed Pursuant to Rule 433

Trigger JUMP Securities Based on the Performance of the
Common Stock of Apple Inc. due May 5, 2025
Principal at Risk Securities
This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, the prospectus supplement and the prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.
Summary Terms
Issuer:	Royal Bank of Canada
Underlying stock:	The common stock of Apple Inc. (“AAPL”).
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	April 28, 2023
Original issue date:	May 3, 2023 (3 business days after the pricing date)
Valuation date:	April 30, 2025, subject to adjustment for non-trading days and certain market disruption events
Maturity date:	May 5, 2025
Payment at maturity per Security[1]:
If the final share price is greater than the initial share price,
$1,000 + the upside payment
In no event will the payment at maturity exceed the sum of the principal amount and the upside payment.
If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger price,
$1,000
If the final share price is less than the trigger price,
$1,000 × share performance factor
Under these circumstances, the payment at maturity will be less than $900. You will lose at least 10% and possibly all of the principal amount if the final share price is less than the initial share price.

Upside payment:	$345 per $1,000 security (34.50% of the principal amount)
Share performance factor:	The final share price divided by the initial share price
Trigger price:	90% of the initial share price
Initial share price:	The closing price of the underlying stock on the pricing date
Final share price:	The closing price of the underlying stock on the valuation date times the adjustment factor on that date
Share adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying stock, as discussed in the preliminary pricing supplement.
CUSIP/ISIN:	78016HYH7 / US78016HYH73
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/1000275/000114036123017808/brhc20051320_fwp.htm
Hypothetical Payout at Maturity1

Change in Underlying Stock Price	Return on the Securities
+50.00%	34.50%
+40.00%	34.50%
+34.50%	34.50%
+30.00%	34.50%
+20.00%	34.50%
+10.00%	34.50%
+5.00%	34.50%
0.00%	34.50%
-5.00%	0.00%
-10.00%	0.00%
-20.00%	-20.00%
-25.00%	-25.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%
Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-688-2301.

The Underlying Stock
For more information about the underlying stock, including historical performance information, see the accompanying preliminary pricing supplement.

1 Any payments are subject to our credit risk

Royal Bank of Canada	Free Writing Prospectus dated April 11, 2023 Relating to Preliminary Pricing Supplement MSELN534-AAPL, dated April 11, 2023; Registration Statement No. 333-259205; Filed Pursuant to Rule 433
Risk Considerations
The risks set forth below, together with additional risks, are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to the Terms and Structure of the Securities
•	The securities do not pay interest or guarantee return of principal, and investors may lose all or a portion of their initial investment in the securities.
•	The appreciation potential of the securities by the upside payment.
•	Your return on the securities may be lower than the return on a conventional debt security of comparable maturity.
•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.
•	The amount payable on the securities is not linked to the price of the underlying stock at any time other than the valuation date.
•	We will not hold any shares of the underlying stock for your benefit.
•	Significant aspects of the tax treatment of the securities are uncertain.
Risks Relating to the Initial Estimated Value of the Securities
•	The initial estimated value of the securities, which is expected to be between $919.37 and $969.37 per security, is less than the price to the public.
•	Our initial estimated value of the securities is an estimate only, calculated at the time the terms of the securities are set.
Risks Relating to the Secondary Market for the Securities
•	The securities will not be listed on any securities exchange and secondary trading may be limited.
•	The market price of the securities will be influenced by many unpredictable factors.
•	If the price of the shares of the underlying stock changes, the market value of the securities may not change in the same manner.
Risks Relating to the Underlying Stock
•	Investing in the securities is not equivalent to investing in the underlying stock.
•	We are not affiliated with the issuer of the underlying stock, and cannot control any of its actions.
•	Historical prices of the underlying stock should not be taken as an indication of its future prices during the term of the securities.
•	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.
Risks Relating to Conflicts of Interest
•	We or our affiliates may have adverse economic interests to the holders of the securities.
•	Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the securities.
•	The calculation agent, which is our subsidiary, will make determinations with respect to the securities, which may create a conflict of interest.

Tax Considerations
You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.